Exhibit 4.1

CHANGE IN TERMS AGREEMENT
Principal	Loan Date	Maturity	Loan No	Call/Coll	Account	Officer	Initials
$1,500,000.00	01-18-2007	03-03-2007	2299001	4/15	G001097	BC
References in the shaded area are for Lender's use only and do not limit the applicability of this document to any particular loan or item.
Any item above containing "***" has been omitted due to text length limitations.

Borrower:	GABRIEL TECHNOLOGIES, LLC 4538 S 140TH ST OMAHA, NE 68137	Lender:	NEBRASKA STATE BANK OF OMAHA LAKESIDE BRANCH 17041 LAKESIDE HILLS PLZ OMAHA, NE 68130 (402) 571-2300
COPY

Principal Amount: $1,500,000.00	Initial Rate: 10.250%	Date of Agreement: January 18, 2007

DESCRIPTION OF EXISTING INDEBTEDNESS. A Promissory Note dated August 12, 2005, in the principal amount of $1,500,000.00.

DESCRIPTION OF COLLATERAL. Existing collateral remains as described in the original promissory note in addition to other collateral that may secure this indebtedness, all the terms and conditions of which are hereby incorporated and made part of the Agreement.

DESCRIPTION OF CHANGE IN TERMS. The maturity date on the Promissory Note has been extended to March 3, 2007, at which time all outstanding principal and accrued interest shall be due and payable in full.

PAYMENT. Borrower will pay this loan in full immediately upon Lender's demand. If no demand is made, Borrower will pay this loan in one payment of all outstanding principal plus all accrued unpaid interest on March 3, 2007. In addition, Borrower will pay regular monthly payments of all accrued unpaid interest due as of each payment date, beginning February 18, 2007, with all subsequent interest payments to be due on the same day of each month after that.

VARIABLE INTEREST RATE. The interest rate on this loan is subject to change from time to time based on changes in an independent index which is the National Prime Rate as published in the Money Section of the Wall Street Journal (the "Index"). The Index is not necessarily the lowest rate charged by Lender on its loans. If the Index becomes unavailable during the term of this loan, Lender may designate a substitute index after notifying Borrower. Lender will tell Borrower the current Index rate upon Borrower's request. The interest rate change will not occur more often than each day. Borrower understands that Lender may make loans based on other rates as well. The Index currently is 8.250% per annum. The interest rate to be applied to the unpaid principal balance during this loan will be at a rate of 2.000 percentage points over the Index, resulting in an initial rate of 10.250% per annum. NOTICE: Under no circumstances will the interest rate on this loan be more than the maximum rate allowed by applicable law.

CONTINUING VALIDITY. Except as expressly changed by this Agreement, the terms of the original obligation or obligations, including all agreements evidenced or securing the obligation(s), remain unchanged and in full force and effect. Consent by Lender to this Agreement does not waive Lender's right to strict performance of the obligation(s) as changed, nor obligate Lender to make any future change in terms. Nothing in this Agreement will constitute a satisfaction of the obligation(s). It is the intention of Lender to retain as liable parties all makers and endorsers of the original obligation(s), including accommodation parties, unless a party is expressly released by Lender in writing. Any maker or endorser, including accommodation makers, will not be released by virtue of this Agreement. If any person who signed the original obligation does not sign this Agreement below, then all persons signing below acknowledge that this Agreement is given conditionally, based on the representation to Lender that the non-signing party consents to the changes and provisions of this Agreement or otherwise will not be released by it. This waiver applies not only to any initial extension, modification or release, but also to all such subsequent actions.

PRIOR TO SIGNING THIS AGREEMENT, BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS AGREEMENT, INCLUDING THE VARIABLE INTEREST RATE PROVISIONS. BORROWER AGREES TO THE TERMS OF THE AGREEMENT.

BORROWER:

GABRIEL TECHNOLOGIES, LLC

GABRIEL TECHNOLOGIES CORP., Manager of GABRIEL TECHNOLOGIES, LLC

By:  /s/ Keith R. Feilmeier
KEITH R. FEILMEIER,
President of GABRIEL TECHNOLOGIES CORP.

LENDER:

NEBRASKA STATE BANK OF OMAHA

X  /s/ Bruce Cramer
BRUCE CRAMER, Senior Vice President